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                                                     (Exhibit 11)

                      AMERICOLD CORPORATION

               STATEMENT REGARDING COMPUTATION OF
                       PER SHARE EARNINGS
              (In thousands, except per share data)


                                                     Year ended
last day of February
                                                   1994
1995           1996
                                                ----------      -
- ---------     ----------

Net income (loss)                               $(77,121)
$  5,564      $ (8,080)

Less:  total accrued preferred dividend

  (49.672 shares x 11.50% x 8/12 yr)                (381)
      -              -

  (43.860 shares x 13.25% x 4/12 yr)                (194)
      -              -

  (49.672 shares x 11.50% x 4/12 yr)                   -
   (190)             -

  (55.384 shares x 13.50% x 7/12 yr)                   -
   (436)             -

  (52.936 shares x 13.50% x 1/12 yr)                   -
    (60)             -

  (52.936 shares x 13.50% x 12/12 yr)                  -
      -           (715)

                                                 -------
- -------        -------

Net income (loss) for per share calculation     $(77,696)
$  4,878       $ (8,795)
                                                 =======
=======        =======

Weighted average number of shares
  outstanding                                      4,855
  4,864          4,867
                                                 =======
=======        =======

Net income (loss) per share                     $ (16.00)
$   1.00        $ (2.13)
                                                 =======
=======         =======

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